EXHIBIT 24

THIRD AMENDED AND RESTATED JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(K)(1)

This Agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated: September 22, 2011

By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman

Sillerman Capital Holdings, L.P.

By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman, as President of Sillerman
Capital Holdings, Inc.
Its: General Partner

By:	/s/ Paul C. Kanavos
Paul C. Kanavos

Kanavos Dynasty Trust 2011

Deutsche Bank Trust Company Delaware, as Trustee

By:	/s/ Donna G. Mitchell
Name: Donna G. Mitchell
Title: Vice President

By:	/s/ Edward A. Reznick
Name: Edward A. Reznick
Title: President

By:	/s/ Brett Torino
Brett Torino

ONIROT Living Trust dated 06/20/2000

By:	/s/ Brett Torino
Brett Torino, as Trustee

TTERB Living Trust

By:	/s/ Brett Torino
Brett Torino, as Trustee

Atlas Real Estate Funds, Inc.

By:	/s/ Paul Kanavos
Name: Paul Kanavos
Title: President